Exhibit 99.2

NewsRelease
Laura Black, Independent Director, and
George Bobb, President and Chief Executive Officer,
Appointed to Teledyne’s Board of Directors

THOUSAND OAKS, Calif. – October 21, 2025 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) announced today that Teledyne’s Board of Directors appointed Laura Black, Managing Director of Needham & Company, LLC, and George C. Bobb III, Teledyne’s President and Chief Executive Officer, to Teledyne’s Board of Directors. These additions raise the number of Board members to 12.

Ms. Black, age 64, has served as a Managing Director of Needham & Company, LLC, a full-service investment banking firm since 1999. At Needham, she has raised public and private equity capital for numerous technology companies and served as strategic financial advisor on multiple mergers and acquisitions transactions. From July 1995 to February 1999, she served as a Managing Director of Corporate Finance at Black & Company, a regional investment bank subsequently acquired by Wells Fargo Van Kasper. From July 1993 to June 1995, Ms. Black served as a Director for TRW Avionics & Surveillance Group where she evaluated acquisition candidates, managed direct investments and raised venture capital to back spin-off companies. From August 1983 to August 1992, she worked at TRW as an electrical engineer designing hardware for spread spectrum communication systems. Ms. Black currently serves as a board member of each of Viavi Solutions, Inc., a global provider of network test, monitoring and assurance solutions, since 2018, and Ichor Holdings, Ltd., a provider of critical fluid delivery subsystems and components for the semiconductor industry, since February 2019. Ms. Black earned a Master of Science degree in management from Stanford University Graduate School of Business. She holds a Master of Science in Electrical Engineering degree from Santa Clara University and a Bachelor of Science in Electrical Engineering from the University of California at Davis.

Mr. Bobb, age 51, has been Teledyne’s President and Chief Executive Officer since April 28, 2025. Previously, Mr. Bobb was Teledyne’s President and Chief Operating Officer since January 1, 2024. Prior to that role, Mr. Bobb was President of Teledyne’s Aerospace and Defense Electronics Segment and had executive leadership responsibility for the Marine Instrumentation group, the Engineered Systems Segment, Teledyne Scientific & Imaging, LLC, and Teledyne’s Information Technology functions. First joining Teledyne in 2008, Mr. Bobb also held other executive and legal positions, including Chief Compliance Officer. Prior to joining Teledyne, Mr. Bobb was the Deputy Chief of Staff of the National Security Division of the United States Department of Justice. During his tenure at the Department of Justice, he also served as Counsel for National Security Law and Policy. Mr. Bobb holds a Bachelor of Science degree from the United States Coast Guard Academy and a law degree from Yale Law School. As an active-duty Coast Guard officer, he served as a Boarding Officer and Deck Watch Officer on the United States Coast Guard Cutter Vigilant, and then as Commanding Officer of the United States Coast Guard Cutter Marlin. Mr. Bobb subsequently served as a liaison for the Coast Guard to the United States House of Representatives.

“Laura and George will make excellent additions to Teledyne’s Board of Directors,” said Robert Mehrabian, Executive Chairman. “I have known Laura for more than 20 years, and her experience with mergers, acquisitions and financings and her knowledge of the fields in which Teledyne competes will contribute to Teledyne’s growth trajectory. George has worked with me for 17 years, and he has been doing an outstanding job as President and Chief Executive Officer and being a Board member is a natural next step for a leader of his caliber.”

About Teledyne
Teledyne is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542